Item 10.5

                             AMENDMENT NUMBER ONE

     This Amendment Number One (the "Amendment") is to the Credit Agreement among HARDINGE BROTHERS, INC. (now known as Hardinge Inc.) (the "Borrower") the Banks signatory thereto, and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION) as Agent, dated as of August 1, 1994 (the "Agreement"). Terms used but not otherwise defined herein shall have the same meaning set forth in the Agreement.

     1. The definition of "Margin" as set forth in Section 1.01 of the Agreement shall be modified in its entirety as follows:

     "Margin" means for each Variable Rate Loan and Eurodollar Loan the lowest applicable margin on the table next following, computed as of each Quarterly Date based upon Borrower's financial statements for the immediately preceding four Quarterly Dates for income statement items and the most recent Quarterly Date for balance sheet items.


================================================================================
(a) Ratio of Funded Debt to Earnings  Variable Rate Loans     Eurodollar Loans
       Before Interest & Taxes
--------------------------------------------------------------------------------
Equal to or less than 1.0             0 Basis Points          45 Basis Points
--------------------------------------------------------------------------------
Greater than 1.0 and less than        0 Basis Points          65 Basis Points
or equal to 2.0
--------------------------------------------------------------------------------
Greater than 2.0 and less than        0 Basis Points          85 Basis Points
or equal to 3.0
--------------------------------------------------------------------------------
Greater than 3.0                      0 Basis Points          100 Basis Points
================================================================================

     2. Section 7.01(f) of the Agreement shall be modified in its entirety as follows:

     (f) Liens against customer notes, which are created in connection with the sale, pledge or discounting of such customer notes, provided that immediately after giving effect thereto, the Borrower's aggregate liabilities on account of such Debt secured by such Liens does not exceed $11,000,000.00; and

     3. Section 7.02 of the Agreement shall be modified in its entirety as follows:

     Section 7.02 Lease Obligations. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any obligations for the payment of rental for any property under leases or agreements to lease other than Capital Leases which would cause the liabilities of the Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed Five Million and 00/100 Dollars ($5,000,000.00) payable in any period of twelve (12) months.

     4. Section 7.05(d) of the Agreement shall be modified in its entirety as follows:

     (d) The Borrower or any Subsidiary may sell, lease or otherwise dispose of any of its assets (other than as permitted by clauses (a) to (c) inclusive), provided that the

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aggregate net book value of all assets of the Borrower and its Subsidiaries sold, leased or otherwise disposed of during any fiscal year of the Borrower pursuant to this clause (d) should not exceed 5% of the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries at the end of the preceding fiscal year.

     All sales, leases or dispositions of assets pursuant to clause (b), (c) or
(d) shall be at fair market value.

     Notwithstanding the foregoing, the aggregate amount of acquisitions (net of amounts paid for with the Borrower's stock) permitted under this section from and after February 29, 1996 shall not be greater than $10,000,000.00 in any consecutive twenty-four (24) month period without the prior written consent of the Required Banks.

     5. Section 8.02 of the Agreement shall be modified in its entirety as follows:

     Section 8.02 Net Worth. The Borrower shall maintain a Consolidated Tangible Net Worth, at al1 times during each fiscal year of not less than an amount set forth below opposite such fiscal year:

                    Fiscal Year Ending
                       December 31                Amount
                       -----------                ------

                          1995                $125,000,000
                          1996                $128,000,000
                          1997                $131,000,000
                          1998                $134,000,000
                          1999                $137,000,000
                          2000                $140,000,000
                          2001                $143,000,000
                          2002                $146,00O,OOO

     The term "Consolidated Tangible Net Worth" shall mean the total shareholders' equity prior to any cumulative foreign currency translation adjustments, minus intangible assets.

     6. Section 8.04 of the Agreement shall be modified in its entirety as follows:

     Section 8.04 Cash Flow. The Borrower shall maintain a Cash Flow Ratio at all times of not less than 2.0 to l.0.

     "Cash Flow Ratio" means the ratio at each Quarterly Date equal to (a) the sum of Consolidated Net Income plus depreciation, amortization and other noncash expenses for the previous four consecutive quarters divided by (b) the current portion (i.e. due within one (1) year) of long term Debt.

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                                      -3-

     "Consolidated Net Income" means for any period the net income of Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis without duplication, in accordance with GAAP.

     7. Section 9.01(f) of the Agreement shall be modified in its entirety as follows:

     (f) Any judgment or order for the payment of money in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00) shall be rendered against the Borrower or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 10 consecutive days during which a state of enforcement of such judgment or order, by reason of the pending appeal or otherwise, shall not be in effect; or

     8. The effective date of this Amendment Number One shall be February 29, 1996.

     9. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Amendment by signing any such counterpart.

     10. Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, limit, constitute a waiver of, or otherwise affect the rights and remedies of the Agent or the Banks, nor except to the extent expressly set forth herein, alter, modify, amend, or in any way affect the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which shall otherwise continue in full force and effect in accordance with their respective terms.

     IN WITNESS WHEREOF, the parties have caused this Amendment Number One to be duly executed.

                                    HARDINGE INC.

                                    By: /s/ Robert E. Agan
                                        -----------------------------
                                        Robert E. Agan, President and
                                        Chief Executive Officer


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                                      -4-



                                    AGENT:

                                    THE CHASE MANHATTAN BANK
                                    (NATIONAL ASSOCIATION)

                                    By: /s/ Michelle Benedict-Jones
                                        ----------------------------------------
                                        Michelle Benedict-Jones, Vice President


                                    BANKS:

                                    THE CHASE MANHATTAN BANK
                                    (NATIONAL ASSOCIATION)

                                    By: /s/ Michelle Benedict-Jones
                                        ----------------------------------------
                                        Michelle Benedict-Jones, Vice President



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                                      -5-


                                    CHEMICAL BANK

                                    By: /s/ Christine McLeod
                                        --------------------------------
                                        Christine McLeod, Vice President



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                                      -6-

                                    NATWEST BANIC, N.A., (formerly
                                    National Westminster Bank, USA)

                                    By: /s/ Michael Dwyer
                                        -----------------------------
                                        Michael Dwyer, Vice President